Exhibit 99.1

GlycoGenesys Presents Angiogenesis Results At BIO 2003

In Vitro Studies Demonstrate GCS-100 Inhibits Binding of VEGF to Endothelial Cells

Boston—(BUSINESS WIRE)—June 25, 2003—GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company developing novel drug candidates primarily based on glycobiology, today announced results being reported this morning at the BIO 2003 Conference in Washington, D.C. In vitro studies demonstrated for the first time that GlycoGenesys’ GCS-100 inhibited the binding of I125-labelled vascular endothelial growth factor (VEGF) to human umbilical vein endothelial cells (HUVEC) in a dose dependant manner. VEGF is a naturally occurring protein that research has shown to stimulate the development of new blood vessels and thus plays an important role in angiogenesis.

Previously, GCS-100 has been shown to significantly inhibit VEGF-induced endothelial migration in a dose responsive manner. Likewise, studies have shown that the technology behind GCS-100 inhibited both HUVECs capillary formation in vitro and micro-vessel density in tumors from treated animals.

“This data illustrates that GCS-100 inhibits the binding of VEGF to endothelial cells and furthers our understanding of how GCS-100 affects cancer cell angiogenesis. We look forward to conducting additional experiments in angiogenesis,” stated Bradley J. Carver President and Chief Executive Officer of GlycoGenesys, Inc.

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. In February 2002, the Company initiated a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for Elexa- 4(R) Plant Defense Booster. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

GlycoGenesys

John W. Burns

617-422-0674

Senior Vice President and CFO

Rick Pierce

617-422-0674

VP of Business Development